EXHIBIT 99.1

Contact: Robert A. Lerman
860-683-2005
NEWS RELEASE	OTCBB: TDYT
December 24, 2008

Thermodynetics Reports New Investment, New State of Incorporation and
Continued Sales Base

WINDSOR, CT -- Wednesday, December 24, 2008 – Thermodynetics, Inc. (TDYT: OTCBB)

The Company has invested in Tower Acquisitions Limited, a UK based company.  Tower plans to acquire companies to operate while also assisting other companies to raise cash through the capital markets in the United States and the United Kingdom.  Tower has acquired a UK based corporate finance business, has made an offer to acquire the assets of a UK manufacturing company and is assisting two US based companies seeking financing.

As a result of a favorable vote at October’s shareholder meeting, the Company has since reincorporated via merger from a Delaware corporation to become a Nevada corporation.

The Company had been working towards a sale of its buildings, but the purchaser, after extensive due diligence, has decided not to pursue the sale any further.  While no reason was offered, it is believed that the general credit markets were the cause of their decision.

Three and six months ended September 30, 2008 vs. 2007

While the world wide recession is being experienced, our Turbotec subsidiary reports that its sales remained above $7 million in each of the last several three month periods through September 08.  They indicated that their sales are being maintained because their customer base is expanding and thus although individual customers may be reducing orders, the additional customers are absorbing the slowdown.

The individual components of their sales for the September period show a slight improvement in sales for water source heat pump customers as the need for systems which offer a “green” component is driving sales.  At the same time, shipments to swimming pool heat pump (SPHP) manufacturers are significantly below those of the Sep. 07 period and SPHP sales peaked in 2006.  In general, shipments of heat exchangers and titanium tubes to existing customers were below those of prior years while new customers were added.

Manufacturing costs show an improvement in gross profit margin which has occurred because of a combination of the reduced cost of raw materials, a more profitable product mix and completed lean manufacturing programs.  Simultaneously, inventories have increased from $3.1 million at March 31, 2008 to $4.0 million at September 30, 2008.  In the three and six month periods, the gross profit margin comparisons were 31.2% and

30.2% in the periods ended September 30, 2008 vs. the 27.4% and 27.3% for the same periods of 2007.

Offsetting this improvement in operations was an increase in Sales, General and Administrative costs affected by the on-going litigation between Turbotec and Thermodynetics.  It is expected that the dispute regarding the payment of $884,000 in dividends, payment of administrative fees and the interpretation of the Relationship Agreement between the parties are anticipated to be resolved at trial in London, currently scheduled for March 2009, and that thereafter the litigation costs should materially subside.  The Company has offered to mediate the dispute.

The current unsettled economic scene continues to affect business decisions and until the US government addresses these factors with a definitive program, the continued uncertainty creates a difficult business environment.  The recent attempts by Congress to at first be sympathetic to one sector of the economy (financial institutions), while behaving quite differently towards another (automotive), has sent shocks throughout the business world and makes anticipating the next move quite difficult.  Simultaneously, certain companies are favored for relief, while others have been forced into mergers or bankruptcy.  As we go forward, it is expected that certain industries will fair better than others under the new Obama administration.  While there are likely to be proposals for a major influx of spending for the country’s infrastructure (and other programs), until the capital becomes readily available and the programs are identified, the outlook for resuscitating the economy will likely be murky.

Significant risk factors and economic considerations associated with heat transfer products include, but are not limited to, seasonality of purchasing and building cycles, the cost of energy, the housing slowdown, incentives provided by manufacturers, marketers and municipalities to encourage the use of more efficient equipment, interest rate changes that may stimulate or depress demand, the cost and availability of materials used in manufacturing processes, and regulatory directives relating to energy consumption, conservation and the environment.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company’s actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements.  Factors that may affect such forward-looking statements include, without limitation: the Company’s ability to successfully and timely develop and finance new projects, the impact of competition on the Company’s subsidiary’s revenues, changes in unit prices, and supply and demand for the Company’s tubing product lines especially in applications serving the commercial, industrial and residential construction industries.

When used, words such as "believes," "anticipates," "expects," "continue," "may," "plan," "predict," "should," "will," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise.  Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

	Figures in $000’s,
	Except for Per Share Data
	Three Months Ended		Six Months Ended
	September 30,
	2007	2008	2007	2008
Net Sales	$7,207	$7,529	$14,458	$14,929
Operating Income	492	495	1,100	1,065

Income Before Income Taxes And Minority Interest	448	445	1,015	972
Provision for Income Taxes	70	237	237	466
Minority Interest in Subsidiary	(152)	(150)	(333)	(304)
Net Income	226	58	445	202

Other Comprehensive Income, net of tax:
Unrealized gains (losses), in period	40	(20)	62	(14)
Comprehensive Income	$266	$38	$507	$188

Weighted Shares Outstanding-
Basic and Diluted	4,046,361	4,080,306	4,046,361	4,080,306

Earnings Per Share-
Basic and diluted	$.06	$.01	$.11	$.05

ABOUT THERMODYNETICS

Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, heat transfer tubing and fabricated metal components.  The Company serves customers in the space conditioning, refrigeration, marine, swimming pool and spa, plumbing, food and beverage, appliance and water heating.  Turbotec is quoted on the AIM market in London under the symbol TRBO, while Thermodynetics is quoted on the OTC Bulletin Board under the symbol TDYT.  Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry by providing natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties.  Thermodynetics continues to seek acquisition and investment candidates.

Significant risk factors and economic considerations associated with heat transfer products include, but are not limited to, seasonality of purchasing and building cycles, the cost of energy, the reported housing slowdown, incentives provided by manufacturers, marketers and municipalities to encourage the use of more efficient equipment, interest rate changes that may stimulate or depress demand, the cost and availability of materials used in manufacturing processes, and regulatory directives relating to energy consumption, conservation and the environment.